Exhibit 10.1

RESIGNATION, RETIREMENT AND TRANSITION AGREEMENT

THIS RESIGNATION, RETIREMENT AND TRANSITION AGREEMENT (“Agreement”) dated as of January 9, 2007 is made by and among Popular, Inc. a corporation organized under the laws of the Commonwealth of Puerto Rico (“Popular”); Popular Financial Holdings, Inc., a Delaware corporation (“PFH”) and Cameron E. Williams (“Executive”).

RECITALS

A.	Executive has been and is employed by PFH in the capacity of President.

B.	Executive has also served as a member of the Corporate Leadership Circle of Popular and as officer and director of various direct and indirect subsidiaries and controlled affiliates of Popular and PFH (collectively, the “Popular Subsidiaries”).

C.	Executive has announced his intention to resign and retire from his employment at PFH and the Popular Subsidiaries.

D.	The parties desire to enter into this Agreement in order to provide for the orderly separation of Executive and the effective transition and integration of certain businesses currently operated by PFH into certain lines of businesses at Banco Popular North America (“BPNA”), an affiliate of PFH.

NOW THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the sufficiency of which is hereby acknowledged, Executive, PFH and Popular agree as follows:

1.	RESIGNATION AND RETIREMENT:

(a) Resignation. The parties acknowledge and agree that effective on and as of January 9, 2007 (the “Resignation Date”), Executive shall resign (i) as President of PFH; and (ii) from all other positions Executive currently holds as an officer of any of the Popular Subsidiaries. In addition, effective on and as of a date to be agreed upon by the parties, but in any event not later than April 1, 2007, Executive shall resign from his position as a director of PFH and any of the other Popular Subsidiaries.

(b) Transition Period. For the period commencing on the Resignation Date and ending on March 31, 2007 (the “Transition Period”), Executive shall continue to be employed by PFH to assist in the transition, integration and coordination of certain business lines of PFH into BPNA. Executive’s duties shall be performed during normal business hours and at such times and from such locations as are mutually acceptable to Executive and PFH. During the Transition Period, Executive shall have the title of Special Advisor and shall report directly to Roberto R. Herencia, the President of BPNA.

(c) Compliance. During the Transition Period, Executive shall comply in full with (i) all applicable laws, orders and regulations, (ii) Popular’s Code of Ethics, Policies and Guidelines; and (iii) the employee manual in effect for PFH employees.

(d) Payment of Salary/Benefits. During the Transition Period, Executive shall continue to receive Executive’s current base salary paid in the normal course in accordance with PFH’s payroll policy, as well as other compensation and benefits to which Executive is entitled in his current position (but not any accrued but unpaid bonus or other incentive compensation) with PFH. During the Transition Period, Executive shall not be entitled to participate in any bonus or incentive compensation program which may be in effect at PFH or Popular. In the event the Retirement Date shall be accelerated by mutual agreement of the parties, Executive shall continue to receive his current base salary and benefits during the Transition Period.

(e) Retirement. On and as of March 31, 2007 (the “Retirement Date”) Executive shall retire from his employment at PFH and shall no longer be employed by PFH from and after such date.

(f) Accrued Vacation Pay. On the Retirement Date, Executive shall be compensated for all accrued but unused vacation in accordance with PFH’s policy.

(g) Company Automobile. On or as of the Retirement Date, Executive shall have the right to purchase the 2004 Lexus LS 430 presently used by Executive in the conduct of his duties at PFH for a book value as of March 31, 2007 of $8,552.00 which amount shall be paid by Executive to PFH.

2.	PAYMENTS AND BENEFITS DUE TO RESIGNATION AND RETIREMENT:

(a) Transition Payment. In exchange for Executive’s covenants and agreements contained in this Agreement, PFH shall pay to Executive a gross amount equal to $1,211,250.00, which amount, after all applicable deductions (the “Transition Payment”) shall be paid to Executive in one (1) lump sum within seven (7) days after the Retirement Date. Executive acknowledges that he is not otherwise entitled to the Transition Payment and the Transition Payment is solely being provided to Executive in consideration of the covenants and agreements made by Executive under this Agreement.

(b) Medical Benefits. For a period of twelve (12) months following the Retirement Date, Executive will continue to be covered under PFH’s group health care plans (medical, dental and/or vision) under which Executive was covered as of the Resignation Date, at no cost to Executive.  This coverage shall count as COBRA continuation coverage (i.e., shall reduce the 18 months of COBRA coverage to which Executive is otherwise entitled).  PFH’s cost for Executive’s coverage under any self-insured plan for the 12-month coverage period will be considered wages to the Executive and will be reported on Executive’s Form W-2 as taxable compensation, and Executive will be responsible for any withholding taxes due as a result thereof.    Following the end of the 12-month coverage period, Executive shall be entitled to elect COBRA continuation coverage for the remainder of such period subject to Executive’s timely payment of the full COBRA premium.

(c) Equity Grants. At various times during Executive’s employment by PFH, Executive was awarded restricted stock (the “Equity Grants”) under the Popular, Inc. 2004 Omnibus Incentive Plan (the “Plan”). In consideration of Executive’s resignation and other agreements and covenants of Executive made in this Agreement, Popular and PFH agree that Popular will take all action to (i) ensure that no such Equity Grant expires upon Executive’s resignation and retirement and (ii) accelerate the vesting of any unvested portion of the Equity Grants as of the Retirement Date. The certificates evidencing such Equity Grants shall be delivered by Popular to Executive as soon as administratively practicable after the Retirement Date. All other terms and provisions of the Equity Grants as set forth the applicable agreements relating to the Plan shall remain in full force and effect. To the Extent that any of the foregoing actions require the amendment to the Plan documents, Executive, by his execution of this Agreement, consents to such amendments. Executive acknowledges and agrees that he will be subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the sale or disposition of the Equity Grants.

(d) SERP. Executive and PFH acknowledge and agree that (i) Executive is fully vested under PFH’s Supplemental Executive Retirement Plan (“SERP”); (ii) no additional benefits shall accrue under SERP after the Resignation Date; (iii) Executive’s vested balance under the SERP as of December 30, 2006 is $410,540.88 and shall be recalculated as of the Retirement Date (and shall be subject to investment fluctuations based upon Executive’s elections through date of distribution); and (iv) all benefits accrued under the SERP shall be paid to Executive in accordance with the payment election made by Executive under the SERP. Executive acknowledges and agrees that no other benefits shall accrue to him and no other payments shall be made to him with respect to the SERP.

(e) Popular 401(k) Plan. Executive and PFH acknowledge and agree that Executive is a participant in the Popular, Inc. USA 401(k) Savings and Investment Plan (the “401 (k) Plan”) and that Executive’s benefits under the 401(k) Plan shall be determined in accordance with the provisions thereof and any election related thereto. Executive’s participation in the 401(k) Plan shall end on the Retirement Date. 401(k) deductions will not be deducted from, nor made by PFH with respect to, the Transition Payment.

(f) Voluntary Deferral Plan. Executive’s participation in the Popular Financial Holdings Deferral Plan shall end on the Resignation Date. Executive’s vested balance under such plan shall be calculated as of the Retirement Date and shall be subject to investment fluctuations based upon Executive’s elections through date of distribution.

(g) No Further Benefits, Payments, Etc. Executive acknowledges and agrees that except as expressly provided herein, Executive’s coverage or participation under any voluntary deferral plan, benefit plan, program, policy or arrangement sponsored or maintained by PFH or Popular shall cease and be terminated as of the Resignation Date. Executive further acknowledges and agrees that no payment made by PFH pursuant to this Agreement is subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan, whether or not any such payment is characterized as wages or other compensation.

3.	DEATH OR DISABILITY.

(a) In the event that Executive dies or becomes disabled prior to the Retirement Date, Executive’s heirs, representatives or Executive’s estate shall be entitled to the compensation and benefits described in Section 2 of this Agreement.

4.	RELEASE.

(a) Executive shall execute and deliver the release attached hereto as Annex A (the “Release”) on the Retirement Date.

5.	ON-GOING RESTRICTIONS ON EXECUTIVE’S ACTIVITIES

(a) General Effect. The parties agree that the provisions of this Section 5 shall apply while Executive is employed by PFH and for some periods after Executive shall cease being employed by PFH. This Section uses the following defined terms:

“Competitive Enterprise” means any business enterprise that either (1) engages in the nonprime consumer mortgage business or the consumer mortgage servicing business (whether prime or nonprime) in the United States provided PFH or any Popular Subsidiary is engaged in such business while this Section 5 is in effect; or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

“Solicit” means any direct or indirect communication, initiation, advice, encouragement or request of any person to take or refrain from taking any action (regardless of who initiated the communication in which the preceding occurs).

(b) Executive’s Importance to PFH and the Effect of this Section 5. Executive acknowledges that:

(1) In the course of Executive’s employment as President of PFH, Executive has and has had access to Proprietary Information and PFH’s client base and will profit from the goodwill associated with PFH. On the other hand, in view of Executive’s access to Proprietary Information and his importance to PFH, if Executive competes with PFH for some time after his employment, PFH will likely suffer significant harm (but the amount of the loss to PFH would be uncertain and not readily ascertainable). This Agreement provides Executive with substantial additional benefits over Executive’s prior arrangements with PFH, including the substantial additional compensation referred to in Section 2 hereof. In return for the benefits that Executive will receive from PFH and Popular and to induce PFH and Popular to enter into this Agreement and in light of the potential harm Executive could cause PFH, Executive agrees to the provisions of this Section 5. Neither PFH nor Popular would have entered into this Agreement if Executive did not agree to this Section 5.

(2) This Section 5 limits Executive’s ability to earn a livelihood in a Competitive Enterprise and Executive’s relationships with Clients. Executive acknowledges, however, that complying with this Section 5 will not result in severe economic hardship for Executive or Executive’s family.

(c) Non-Competition. During Executive’s employment and, for the period of one year following the Retirement Date, Executive agrees that he will not directly or indirectly:

(1) hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A) that is substantially related to any activity that Executive was engaged in,

(B) that is substantially related to any activity for which Executive had direct or indirect managerial or supervisory responsibility, or

(C) that calls for the application of specialized knowledge or skills substantially related to those used by Executive in his activities;

in each case, for PFH or the Popular Subsidiaries at any time before the end of Executive’s employment.

(d) Non-Solicitation of PFH or Popular Employees. During Executive’s employment and for one year following the Retirement Date, Executive agree that he will not directly or indirectly attempt to Solicit anyone who is then an employee, agent or contractor of PFH or any Popular Subsidiary (or who was an employee, agent or contractor of PFH or any Popular Subsidiary within the prior six months) to resign from PFH or any Popular Subsidiary or to apply for or accept employment with any Competitive Enterprise. The term “Solicit” shall not be deemed to include solicitation or employment of individuals who shall respond to public advertisement media of general distribution (i.e., not targeted to present or former PFH employees) without specific instruction or direction by Executive or whom shall have been previously terminated or the subject of a reduction at PFH.

(e) Executive’s Payment Obligations/Off-sets. If Executive shall fail to comply with this Section 5, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, Executive will pay PFH any Transition Payment that Executive shall have received in connection with this Agreement. PFH will have the right to offset Executive’s obligations under this Section against any amounts otherwise owed to Executive by PFH or Popular, including under this Agreement. This payment obligation is in addition to any rights that PFH may have under this Section 5.

(f) Notice to New Employers. Before Executive accepts employment with any other person or entity while any of Section 5(c) or 5(d) is in effect, Executive will provide the prospective employer with written notice of the provisions of this Section 5 and will deliver a copy of the notice to PFH.

6.	PROPRIETARY INFORMATION

Executive agrees to the proprietary information provisions set forth on Annex B, which is a part of this Agreement.

7.	DISPUTES

Executive agrees to the dispute resolution provisions, including mandatory arbitration, set forth on Annex C, which is a part of this Agreement.

8.	GENERAL PROVISIONS

(a) Consideration. This Agreement is entered into as a material inducement to PFH and Popular in consideration of the mutual covenants contained in this Agreement. The parties to this Agreement acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(b) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties, or, in the case of a waiver, by the party that would have benefited from the provision waived.

(c) Bank Regulatory Limitation. If any payment or benefit under this Agreement would otherwise be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act (a “Golden Parachute Payment”) that is prohibited by applicable law, then the total payments and benefit will be reduced to the greatest amount that could be made to you without there being a Golden Parachute Payment. PFH and Popular shall provide Executive with the opportunity to select the order in which payments or benefits are reduced.

(d) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Agreement will not be affected. In particular, if any provision of Section 5 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, or otherwise, it will be automatically amended to apply for the maximum permitted period and maximum permitted area, or otherwise.

(e) Mutual Non-Disparagement. PFH and Popular agree, except as may be required by law, to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which they believe have or may reasonably be expected to have the effect of demeaning the name or business reputation of Executive and shall cause their employees, officers, directors, agents or advisors to be similarly bound. Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of PFH, Popular or any of the Popular Subsidiaries or any of their respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them. The parties agree that nothing in this Section 8(e) shall preclude either party or any other person referenced in this Section 8(e) from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights under this Agreement in accordance with the dispute resolution provisions specified in Annex C annexed hereto.

(f) Entire Agreement. This Agreement, together with the Annexes attached hereto, sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement.

(g) Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of New Jersey, without regard to its conflict of laws principles.

(h) Jurisdiction and Venue. This Agreement shall be deemed performable by all parties in, and venue shall exclusively be in the state or federal courts located in New Jersey. The parties hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is objectionable or improper.

(i) Counterparts. This Agreement may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

* * *

Please confirm your acceptance of the terms of this Agreement by signing where indicated below.

Very truly yours, By: Popular Financial Holdings, Inc. S/Gregory S. Fisher

Name: Gregory S. Fisher Title: Executive Vice President

By: Popular, Inc. S/ Roberto R. Herencia

Name: Roberto R. Herencia Title: President of Banco Popular North America

Accepted and Agreed: January 9, 2007 Date:	S/ Cameron E. Williams — Employee’s Name: Cameron E. Williams Title: President of Popular Financial Holdings

Annex A

GENERAL RELEASE

GENERAL RELEASE (this “Release”), by Cameron E. Williams the “Executive”) in favor of Popular, Inc. and Popular Financial Holdings, Inc. (collectively, the “Company”) and any of their respective subsidiaries and affiliates and any of their respective past or present shareholders, principals, directors, officers, employees, managers, agents, attorneys, trustees, fiduciaries, representatives, insurers, assigns or benefit plan administrators (collectively, the “Released Parties”).

RECITALS

A. Executive has been employed by PFH in the capacity of President of PFH.

B. Executive has also served as a member of the Corporate Leadership Council of Popular and as officer or director of various direct and indirect subsidiaries and controlled affiliates of Popular and PFH (collectively, the “Popular Subsidiaries”).

C. Executive has resigned and retired from his employment at PFH and the Popular Subsidiaries.

D. Executive is seeking payments under the Resignation, Retirement and Transition Agreement dated as of January      , 2007 (the “Agreement”) with PFH and Popular that are conditioned on the execution and effectiveness of this Release.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. General Release. Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that he has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including, without limitation. claims for compensation or bonuses (including, without limitation, any claim for an award under any compensation plan or arrangement); breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity defamation; age and national origin discrimination; sexual harassment or discrimination; discrimination based on marital status; back pay; front pay; benefits; attorneys’ fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act, the Employee

Retirement Income Security Act of 1074, as amended (except as otherwise expressly provided in paragraph 2(iv) below), the Family and Medical Leave Act of 1993, or any other state, county or city law or ordinance regarding employment discrimination, any claim under the Workers Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., and any claims for unpaid compensation, wages and bonuses under the federal Fair Labor Standards Act, 29 U.S.C. § 201, et seq., or any state, county or city law ordinance regarding wages or compensation, retaliation, negligence, loss of consortium, intentional infliction of emotional distress, negligent infliction of emotional distress, or any other claim and any alleged injuries he may have suffered up to and including the date Executive executes this Release. In addition, in consideration of the provisions of this Release, the Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the Effective Date (as defined below).

2. Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

(i)	release any Claims relating to the payments and benefits set forth in Section 2 of the Agreement;

(ii)	release any Claims arising after the date of this Release;

(iii)	limit or prohibit in any way Executive’s (or his beneficiaries’ or legal representatives’) ability to bring an action to enforce the terms of this Release;

(iv)	release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived or for any payments or benefits under any plans of the Company and its affiliates (together, as constituted from time to time, the “Group”) that have vested according to the terms of those plans:

(v)	release any claims for indemnification in accordance with applicable laws and the corporate governance documents of the Group or any other member of the Group, including any right to contribution, in accordance with their terms as in effect from time to time or pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by Executive as an officer or director of the Group or any member of the Group or any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment; or

(vi)	release any obligations from any individual who is a Released Party arising from any personal business relationship with Executive outside of the employment relationship, including, without limitation, any mortgages or loans.

3. Additional Representations. Executive further represents and warrants that he has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor has he assigned, pledged, or hypothecated as of the Effective Date his claim to any person and no other person has an interest in the claims that he is releasing.

4. Acknowledgements by Executive. Executive acknowledges and agrees that he has read this Release in its entirety and that this Release is a general release of all known and unknown claims, including, without limitation, to rights and claims arising under the Age Discrimination in Employment Act (ADEA). Executive further acknowledges and agrees that:

(i)	this Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;

(ii)	Executive is entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which he is not already entitled to receive;

(iii)	Executive has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Executive acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Release;

(iv)	Executive has been advised, and is being advised by this Release, that he has twenty-one (21) days within which to consider the Release; and

(v)	Executive is aware that this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to Banco Popular North America, 9600 W. Bryn Mawr, Rosemont, Illinois 60018, Attention: Roberto R. Herencia, President; written notice of his revocation of this Release no later than 5:00 p.m. eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). The Executive agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release

5. Additional Agreements. Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive herein, Executive shall not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, or other legal proceeding.

IN WITNESS WHEREOF, Executive has signed this Release on the date set forth on the first page hereof.

S/ Cameron E. Williams
Cameron E. Williams

Accepted and agreed:

POPULAR FINANCIAL HOLDINGS, INC.

By: S/Gregory S. Fisher
Its: Executive Vice President

POPULAR, INC.

By: S/ Roberto R. Herencia
Its: President of Banco Popular North America

Annex B

Proprietary information

(a) Definition. “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) PFH’s or any Popular Subsidiaries’ businesses, strategies, operations, financial affairs. organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how , (2) any other matter relating to PFH or any Popular Subsidiary and (3) any matter relating to clients of PFH or any Popular Subsidiary or other third parties having relationships with PFH or any Popular Subsidiary. Proprietary Information includes (1) information regarding any aspect of Executive’s tenure as an employee of PFH or any Popular Subsidiary or the termination of Executive’s employment, (2) the names, addresses, and phone numbers and other information concerning clients and prospective clients of PFH or any Popular Subsidiary, (3) investment techniques and trading strategies used in, and the performance records of, client accounts or other investment products, and (4) information and materials concerning the personal affairs of employees of PFH or any Popular Subsidiary. In addition, Proprietary Information may include information furnished to Executive orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to Executive on a non-confidential basis, if the source of this information was not reasonably known to Executive to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public, other than as a result of a disclosure by Executive, directly or indirectly, or (3) that Executive can establish was independently developed by Executive without reference to any Proprietary Information.

(b) Use and Disclosure. Executive will obtain or create Proprietary Information in the course of Executive’s involvement in PFH’s or any Popular Subsidiaries’ activities and may already have Proprietary Information. Executive agrees that the Proprietary Information is the exclusive property of PFH and Popular, and that, while Executive is employed by a member of PFH or any Popular Subsidiary, Executive will use and disclose Proprietary Information only for PFH’s or any Popular Subsidiaries’ benefit and in accordance with any restrictions placed on its use or disclosure by PFH or Popular. After Executive ceases being employed by PFH, Executive will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights PFH or any Popular Subsidiary may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.

(c) Disputes. The existence of, and any information concerning, a dispute between Executive and either PFH or Popular will be Proprietary Information. However, Executive may disclose information concerning the dispute to the arbitrator or court that is considering the dispute and to Executive’s legal counsel (so long as such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

(d) Return of Property/Proprietary Information. When Executive’s employment terminates, Executive agrees to return to PFH (i) all property owned by PFH, including without limitation, all PFH-owned cell phones and PDA’s; and (ii) all Proprietary Information, including all notes, mailing lists, rolodexes, computer hardware and software and computer files that contain any Proprietary Information. Executive agrees to do anything reasonably requested by PFH or Popular in furtherance of perfecting PFH’s and Popular’s possession of, and title to, any Proprietary information that was at any time in Executive’s possession.

(e) Limitations. Nothing in this Agreement prohibits Executive from providing truthful testimony concerning PFH or Popular to governmental, regulatory or self-regulatory authorities.

Annex C

DISPUTE RESOLUTION AGREEMENT

In exchange for the consideration set forth in the Agreement, Cameron E. Williams (“Executive”) Popular, Inc. (“PI”) and Popular Financial Holdings Inc. (“PFH”; PI and PFH, collectively, the “Company”) agree that in the event employment disputes arise between them, they will be bound by the dispute resolution procedures set forth below. Further, if there is any conflict or ambiguity between this Dispute Resolution Agreement (“DR Agreement”) and any other Company policy, procedure or rule, the terms and conditions of this DR Agreement shall govern.

In order to establish and gain the benefits of a timely, impartial and cost-effective dispute resolution procedure, the Company and Executive desire to enter into this DR Agreement.

A. Complaints Covered by the Agreement.

Except for those disputes identified in Paragraph B of this DR Agreement, the Company and Executive shall settle by arbitration all statutory, contractual and/or common law complaints or controversies (“Complaints”) that the Company may have against the Executive or that the Executive may have against the Company or any of its shareholders, officers, directors, employees, or its agents, that arise out of, or are related to, the employment relationship between the Company and the Executive. Complaints subject to arbitration include but are not limited to (1) complaints of illegal discrimination (including, but not limited to, age, disability, marital status, medical conditions, national origin, race, religion, retaliation, sex, sexual harassment or sexual orientation); (2) complaints for breach of any contract (express or implied) or breach of the covenant of good faith and fair dealing; (3) complaints for violation of any federal, state, or other governmental law, statute, regulation or ordinance; and (4) tort complaints (including but not limited to negligent or intentional injury, defamation and termination of employment in violation of public policy.)

B.	Complaints Not Covered by this Agreement/Violations of Sections 5 and 6 of the Agreement.

This DR Agreement does not cover the following types of disputes: (1) complaints by the Executive for workers’ compensation or unemployment insurance; (2) complaints which in the absence of this DR Agreement could not have been litigated in court or before any administrative proceeding under applicable federal, state, or local law; (3) claims for equitable or legal relief that arise from Executive’s improper disclosure of any trade secret or confidential information, or that arise from Executive’s improper or unfair competition against the Company or solicitation of customers or employees of the Company, including but not limited to claims for violations of Sections 5 and 6 of the Agreement; and (4) alleged criminal violations.

Executive further agrees that (1) Executive’s violating any part of Sections 5 or 6 of the Agreement would cause damage to the Company that cannot be measured or repaired, (2) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.

C. Required Notice of Complaint and Statute of Limitations.

Arbitration must be initiated by serving or mailing a written notice to the other party. Written notice must be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to: Banco Popular North America, 9600 W. Bryn Mawr, Rosemont, IL 60018, Attention: Roberto R. Herencia, President. The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date or time of any personal delivery.

D. Arbitration Procedures and Authority of Arbitrator.

All arbitrations will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the American Arbitration Association (“AAA”). The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions upon which the arbitrator’s award is based.

E. Representation and Arbitrator Fees and Costs.

Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The Executive shall be responsible for his/her attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by applicable statute.

F. Location of the Arbitration.

Arbitrations will be held at a location selected by the Company within the State of New Jersey.

G. Evidence.

AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

H. Confidentiality.

The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

I. Knowing Waiver of Trial by Jury or Judge.

The Company and Executive understand that this DR Agreement will result in the waiver of their respective rights to a trial by a judge or jury. In consideration of the benefits of this Agreement, and after the opportunity to consider it fully, Executive and the Company freely waive that right in favor of the dispute mechanism set forth in this DR Agreement.

J. Modification.

This DR Agreement may only be modified by a written agreement signed by the Company’s Chief Executive Officer and Executive.

K. Construction.

The provisions of this DR Agreement are severable. If any one or more provisions are determined to be legally unenforceable, in whole or part, the remaining provisions are binding and enforceable.

L. Entire Agreement.

The parties acknowledge that they have carefully read this DR Agreement and understand its terms. This DR Agreement constitutes the entire agreement between the parties on the subject of arbitration of any and all disputes between the Executive and the Company specified in Paragraph A of this Agreement. This DR Agreement supersedes any prior or contemporaneous oral or written understandings, agreements, negotiations or representations on these subjects. The parties acknowledge that no other party or agent or attorney of any other party has made any promises, representations or warranties whatsoever, express or implied, which are not expressly contained in this DR Agreement. Each party further acknowledges that they have not executed this DR Agreement in reliance upon a collateral promise, representation or warranty, or in reliance upon any belief as to any fact not expressly stated in this DR Agreement.

The parties acknowledge that they have carefully read this DR Agreement and understand its terms. The parties acknowledge that they have had an opportunity to negotiate the terms of this DR Agreement. The parties have voluntarily entered into this DR Agreement without reliance on any provision or representation by the other party except those contained in this DR Agreement. THE PARTIES UNDERSTAND THAT BY SIGNING THIS AGREEMENT, THEY ARE WAIVING THEIR RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY OF THE MATTERS ADDRESSED IN PARAGRAPH A OF THIS DR AGREEMENT. The parties understand that they have the opportunity to consult with legal counsel, to the extent desired, before executing the Agreement.

DATED: January 9, 2007	S/ Cameron W. Williams

Executive’s Signature

Cameron W. Williams

Print Executive’s Name

POPULAR, INC. By: S/Roberto R. Herencia

Name: Roberto R. Herencia

Title: President of Banco Popular North America

POPULAR FINANCIAL HOLDINGS, INC. By: S/ Gregory S. Fisher

Name: Gregory S. Fisher

Title: Executive Vice President